Exhibit 99.1

For  Immediate  Release

Fleetclean  Systems,  Inc.  Preferred  Stock  Private  Placement

(Hardin, TX) November 12, 2003. Fleetclean Systems Inc. (the "Company") announced today that it contemplates issuing up to 1.5 million shares of Series A Convertible Preferred Stock (the "Preferred Stock") in a private placement. The Company expects the Preferred Stock to have a sale price of $1.00 per share. The Company expects the Preferred Stock to carry an interest rate of 8.25%, payable annually in cash. If the private placement of such Preferred Stock is consummated in full, such Preferred Stock would convert into approximately 48% of the Company's Common Stock on a fully diluted basis. The Preferred Stock is expected to have certain preferential rights and conditions in addition to the annual dividend. The conversion and anti-dilution provisions of the Preferred Stock will not be tied to the publicly quoted price for the Company's Common
Stock. The purpose of such private placement is to raise funds for general corporate purposes, including debt reduction, business development, marketing, sales infrastructure and working capital. The foregoing summary of the proposed basic terms of the Preferred Stock and contemplated use of proceeds thereof remains subject to change by the Board of Directors of the Company without further notice. The closing of the prospective private offering of Preferred Stock will be subject to certain conditions and there can be no assurance that such closing will occur.

The Preferred Stock will not be registered under the Securities Act of 1933 or any state securities laws, and is being offered only to accredited investors in reliance on Regulation D promulgated under the Securities Act of 1933, as amended. Unless so registered, the Preferred Stock may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

The foregoing disclosure is provided for informational purposes only and does not constitute an offer to sell or a solicitation of any offer to buy the Preferred Stock or any other security of the Company.

                                  #     #     #

Statements in this announcement other than historical data and information constitute forward-looking statements that involve risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be very different from the results, performance or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in the Company's Annual Report on Form 10-KSB for the period ended December 31, 2002, and such other reports and filings that the Company makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.


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